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                                     EXHIBIT 21

                           SUBSIDIARIES OF THE REGISTRANT

                                AS OF MARCH 17, 1998

Royal Oak Mines Inc. (Amalgamated in the province of Ontario)


- 10502 Newfoundland Ltd. (Incorporated in the province of Newfoundland; 100% owned)

-    934962 Ontario Inc. (Incorporated in the province of Ontario; 100% owned)

- Arctic Precious Metals, Inc., doing business as Royal Oak Mines (USA) (Incorporated in the state of Nevada; 100% owned)
     - Oz Investments, Inc. (Incorporated in the state of Washington; 100% owned)

- Beaverhouse Resources Ltd. (Incorporated in the province of Ontario; 100% owned)

- Consolidated Professor Mines Limited (Amalgamated in the province of Ontario; 81% owned)

- Kemess South Resources Limited Partnership (Organized under the laws of the province of British Columbia; ____% owned)

- Northbelt Yellowknife Gold Mines Ltd. (Incorporated in the province of Ontario; 72% owned)

-    Ronnoco Gold Mines Limited (Incorporated in the province of Ontario;  89%
     owned)

- Royal Eagle Exploration Inc. (Incorporated in the province of Ontario; 60% owned)
     - First Eagle Holdings, Inc. (Incorporated in the state of Nevada; 100% owned)

- Royal Oak Hope Brook Ltd. (Incorporated in the province of Ontario; 100% owned)

- Royal Oak Timmins Ltd. (Incorporated in the province of Ontario; 100% owned)

- Royal Oak Yellowknife Ltd. (Incorporated in the province of Ontario; 100% owned)

- Witteck Development Inc. (Incorporated in the province of Ontario; 100% owned)